EXHIBIT 5.1

                  [Wilson Sonsini Goodrich & Rosati Letterhead]


                               September 10, 1999

Sigma Designs, Inc.
355 Fairview Way
Milpitas, CA  95035

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 10, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock under your Amended and Restated 1994 Stock Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.